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                                                                    EXHIBIT 99.1

VIDEO CITY, INC. SIGNS DEFINITIVE AGREEMENT TO
ACQUIRE WEST COAST ENTERTAINMENT CORPORATION

NEWTOWN, Pa., Aug. 2/PRNewswire/--West Coast Entertainment Corporation (OTC Bulletin Board: WCEC - news) is pleased to announce that Video City, Inc. (OTC Bulletin Board: VDCT - news) has signed a definitive agreement to acquire West Coast Entertainment Corporation. The terms of the transaction call for each West Coast shareholder to receive .33 shares of Video City common stock (subject to adjustments under certain conditions), and .05 shares of a Series F Preferred Stock ($25 stated value) for each share of West Coast Entertainment common stock.

The announcement was made by Robert Y. Lee, Chairman and CEO of Video City. Lee added, "This accretive acquisition will give Video City critical mass at the store front level, a profitable franchising operation, and another solid internet site, all of which strengthen our position towards becoming a leading vertically integrated entertainment company."

Kyle Standley, President and CEO of West Coast Entertainment, said: "We are delighted that our shareholders will have the opportunity to participate in the future growth of Video City. We share Video City's enthusiasm for the future of the combined company and strongly support their business plan for the development of a vertical entertainment company."

"Both strategically, in terms of geographic locations, and operationally, in terms of gaining significant and immediate operating efficiencies, this acquisition gives us tremendous opportunities to increase shareholder value," added Richard Gibson, former Nike and Warner Bros. executive, who will continue in his role as President and COO for Video City.

This transaction is slated to close by the end of 1999, at which time Mr. Standley is expected to enter into an arrangement to provide consulting and business development services for Video City. The transaction is subject to various closing conditions including satisfactory completion of due diligence, financing, regulatory approval, fairness, and tax opinions, stockholder approval, and approval of West Coast's bank group.

Slusser Associates, Inc. served as financial advisor to West Coast Entertainment. Janney Montgomery Scott, Inc., R.W. Pressprich & Co., Inc. and The Value Group, LLC served as advisors to Video City.

Video City owns and operates 92 video stores in 12 states. It has grown substantially from 18 stores in the past year and a half and is one of the nation's fastest growing entertainment companies. West Coast operates 244 company owned stores and 126 franchise stores in 22 states.

Included in this release are "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as


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amended. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will provide to have been correct. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including sales levels, distribution and competition trends and other market factors.


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